Exhibit 99.1

NEWS - For Immediate Release
For Information, Contact: Yawei Ni, Chief Scientific Officer (972) 518-1300

DelSite, Inc. Discontinues Manufacturing Operations;
Receives FDA Approval to Initiate Phase I Clinical Study
for GelVac™ Nasal Powder Bird Flu Vaccine

    Cash Position Critical: Initiation of Clinical Trial Within One Month of Funding
    First Nasal Powder influenza Vaccine
    New Technology Platform Suitable for Different Vaccines
    Significant Advantages Over Current Vaccine Technologies

IRVING, TEXAS ― January 26, 2009 ― DelSite Inc., (OTC: DSII) today announced the termination of manufacturing operations at its Irving, Texas facility. Continuation of non-manufacturing domestic operations and manufacturing at its Costa Rican plant is contingent on new funding.

DelSite Biotechnologies, Inc., its wholly-owned subsidiary, received the approval from the FDA of the Investigational New Drug (IND) application to initiate a Phase I clinical study of the Company's lead product candidate GelVac™ nasal powder H5N1 (bird flu) influenza vaccine.

The GelVac™ nasal powder platform brings distinct benefits to the vaccine products and patients. It is preservative-free, adjuvant-free and can stabilize vaccines at room temperature for a long period of time. The vaccine requires no cold chain and allows needle-free administration, making it particularly well-suited for influenza pandemic preparedness, as well as controlling the seasonal influenza. Besides the pandemic influenza (H5N1), the GelVac platform is also suitable for other vaccines, including the seasonal flu.

Once developed, this vaccine system can significantly improve and reduce the cost of individual vaccines as well as reduce the cost of stockpiling strategic vaccines. The GelVac™ powder vaccine platform can be used to stabilize individual antigens as well as vaccines for extended periods of time at room temperature. By simply being stable at room temperature, distribution logistical issues are simplified and cost reduced. Vaccines losses caused by failures in refrigeration system are eliminated. Markets underserved because of unreliable cold chain distribution systems would be opened.

Dr. Yawei Ni, Chief Scientific Officer of DelSite Biotechnologies, said, "Receiving approval of this IND is a significant milestone in advancing the DelSite technology that can potentially revolutionize drug and vaccine delivery. Our development team worked diligently and effectively with the FDA and satisfied all Agency's requests in a timely manner. We appreciate the FDA's diligence in reviewing all aspects of the H5N1 antigen, nasal delivery device used, pilot powder manufacturing process, release specifications for the finished vaccine and clinical protocol. We believe as does the FDA in protecting the public and extending as far as humanly possible the safety profile of all vaccines".

Dr. Ni added "The GelVac is a very innovative and effective powder platform; besides deliverable as a nasal powder, GelVac powder vaccines can be reconstituted and administered using classical needle technology. Using this route of administration a strong antigen-sparing effect, i.e., increasing numbers of vaccine doses, is created by a classical depot effect. We believe the paradigm shift under way as to how vaccines are to be stored, shipped and administered will be accelerated by the GelVac platform"

Mr. Robert Schnitzius, Acting President and CEO of DelSite, commented: "The Company continues to seek outside funding and partnership for this and other powder development projects, including the seasonal influenza, human papillomavirus (HPV) and typhoid vaccines. The survival of the Company and initiation date of the clinical trial is contingent on when the Company can raise sufficient funds to continue operations and initiate the trial. A contract research organization (CRO) has been retained and dosing patient can begin within one month after securing adequate funding."

The GelVac™ nasal powder is a novel, in-situ gelling powder based on DelSite's core technology, GelSite® polymer, which is a high molecular weight ionic polysaccharide manufactured under cGMP at kilogram scales. Based on this core technology, DelSite has developed three delivery platforms: 1) GelVac™ nasal powder for nasal delivery of vaccines and therapeutics; 2) GelSure™ for injectable delivery of therapeutics; and, 3) GPDA™ depot adjuvant for injectable delivery of vaccines.

About DelSite Biotechnologies, Inc.
DelSite Biotechnologies, Inc. a wholly-owned subsidiary of DelSite, Inc., is dedicated to the delivery and stabilization of proteins and peptides for therapeutics and vaccines. The GelVac™ powder platform is for nasal delivery of vaccines and therapeutics. GelSure™ has been developed for liquid delivery and GPDA™ is for adjuvant use. Core platform technology is based on a natural polysaccharide, GelSite® polymer.

About DelSite, Inc.
DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company with a core technology based on naturally-occurring complex carbohydrates. DelSite also manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. DelSite is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Its technology is protected by more than 130 patents in 26 countries.

Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission.

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1505 Walnut Hill Lane • Irving, Texas 75038 • (972) 518-1300 phone • (972) 518-1020 fax
www.delsite.com